                             E-Z SERVE CORPORATION
             CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                            SERIES H PREFERRED STOCK

   Pursuant to Section 151(g) of the General Corporation Law of the State of
                                   Delaware

         I, Neil H. McLaurin, President and Chief Executive Officer of E-Z Serve Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151(g) thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the Board of Directors of the Corporation on January 23, 1997 adopted the following resolution creating 750,000 shares of preferred stock designated as Series H Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of shares of such series and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Designation and Number. The shares of such class shall be designated "Series H Preferred Stock." The number of shares initially constituting the Series H Preferred Stock shall be 750,000 which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided that such number may not be decreased below the number of then outstanding shares of Series H Preferred Stock.

         Section 2.  Dividends.

         2A.     General Obligation.  To the extent permitted by law, the
Corporation shall pay preferential dividends to the holders of the Series H
Preferred Stock as provided in this Section 2.   Dividends on each share of the
Series H Preferred Stock (a "Share") shall accrue on a daily basis at the rate of 13% per annum of the Liquidation Value thereof. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Share (which in the case of shares issued as dividends in kind, shall be their Dividend Reference Date (as defined below)) shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

         The Corporation shall pay such dividends solely by issuing additional shares of Series H Preferred Stock. No fractional interest in shares of Series H Preferred Stock shall be issued as a dividend payment. Each holder of Series H Preferred Stock who otherwise would have been entitled to a fractional share of Series H Preferred Stock as a dividend payment on the aggregate number of shares of Series H Preferred Stock for which such holder is entitled to receive dividends will receive, in lieu of such fractional share, a cash amount determined by multiplying such fraction of a share by $100.

         2B.     Dividend Payment Dates. The dates at which dividends on the
Series H Preferred Stock shall be payable are January 20 and July 20 of each year (each a "Dividend Reference Date"), beginning on July 20, 1997.

         2C.     Distribution of Partial Dividend Payments.  Except as
otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series H Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

         Section 3.    Liquidation.

         3A.     Liquidation Payments.  Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series H Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount equal to the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series H Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series H Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the holders of the Series H Preferred Stock shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series H Preferred Stock held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series H Preferred Stock. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series H Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share, each share of Common Stock and each other equity security of the Corporation in connection with such liquidation, dissolution or winding up.

         3B.     Distribution Other Than Cash.  Whenever the distribution
provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors; provided, however, that if the holders of a majority of the then outstanding shares of Series H Preferred Stock (the "Contesting Holders") notify the Board of Directors within ten business days after receiving written notification of such determination of fair market value that they disagree with such determination, then the Board of Directors and the Contesting Holders shall have 30 days to agree upon a fair market value of the relevant property. If, by the end of such 30-day period, they are unable to agree on a fair market value, the fair market value shall be determined by an appraisal, the cost of which shall be shared equally by the Corporation, on one hand, and the Contesting Holders, on the other hand. All appraisals shall be undertaken by two appraisers, one selected by the Corporation and one selected by the Contesting Holders, which selections must be made within 10 days after the expiration of the 30-day period described above. If one selecting party fails to timely select its appraiser, the other selecting party shall select both appraisers. The fair market value shall be the fair market value arrived at by those appraisers within 60 days following the appointment of the last appraiser to be appointed. In the event that the two appraisers cannot agree on such fair market value within such a period of time, (a) if the appraisers' valuations are within 10% of each other, the fair market value shall be the average of the two valuations, and (b) if the differences in the valuations are greater, the appraisers shall elect a third appraiser who will calculate fair market value independently, and, except as provided in the next sentence, the fair market value of the property shall in each case be the average of the two fair market values arrived at by the appraisers who are closest in amount. If one appraiser's valuation is the average of the other two valuations, the average valuation shall be the fair market value. In the event that the two original appraisers cannot agree upon a third appraiser within 30 days following the end of the 60-day period referred to above, the third appraiser shall be appointed by the American Arbitration Association.

         Section 4. Priority of Series H Preferred Stock on Dividends and Redemptions.

         So long as any Series H Preferred Stock remains outstanding, except as permitted under the Corporation's existing stock option plans, without the prior written consent of the holders of a majority of the outstanding shares of Series H Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution (including, without limitation, in connection with a purchase, redemption, or retirement) upon any Junior Securities, other than in additional shares of Junior Securities.

         Section 5.    Redemptions.

         5A.     Mandatory and Optional Redemption. The Corporation shall
redeem each share of Series H Preferred Stock then outstanding (the "Mandatory Redemption") upon the earlier of (a) the third anniversary of the date of the Securities Purchase Agreement (the "Investment Date"), (b) the occurrence of a Change in Ownership, and (c) the occurrence of a Fundamental Change. If the Mandatory Redemption is prohibited by the Credit Agreement, the Corporation shall make such Mandatory Redemption as soon as it is permitted to do so under the Credit Agreement.

         In addition, the Corporation may, at its option, at any time and from time to time, redeem all or any portion of the Shares of Series H Preferred Stock then outstanding (the "Optional Redemption"). Upon either a Mandatory Redemption or an Optional Redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon, whether or not declared). No Optional Redemption may be made for fewer than 1,000 Shares (or such lesser number of Shares then outstanding).

         5B.     Redemption Payments.  For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in immediately available funds equal to the redemption price described in Section 5A. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate redemption price pursuant to
Section 5A of such Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

         5C.     Notice of Redemption.  Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series H Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

         5D.     Determination of the Number of Each Holder's Shares to be
Redeemed. The number of Shares of Series H Preferred Stock to be redeemed from each holder thereof in any Optional Redemption hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed by a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

         5E. Dividends After Redemption Date. No Shares shall be entitled to any dividends accruing after the date on which the redemption price of such Share pursuant to Section 5A is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

         5F.     Redeemed or Otherwise Acquired Shares.  Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

         5G.     Other Redemptions or Acquisitions.  The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Series H Preferred Stock, except as expressly authorized herein or as contemplated by the terms of the Securities Purchase Agreement.

         5H.     Payment of Accrued Dividends.  The Corporation may not redeem any Series H Preferred Stock, unless all dividends accrued on the outstanding Series H Preferred Stock through the immediately preceding Dividend Reference Date have been declared and paid in full.

         Section 6.    Voting and Other Rights.

         6A.     Voting.  Except as otherwise provided herein and as otherwise required by applicable law, the Series H Preferred Stock shall have no voting rights; provided, however, that each holder of Series H Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings. The number of shares of Series H Preferred Stock entitled to vote on any matter shall be determined as of the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided for herein or as required by law, the holders of Series H Preferred Stock shall vote together as a single class on all matters.

         6B.     Other Rights.  In addition to any rights provided by law,
without the written consent of the holders of a majority of shares of Series H Preferred Stock then outstanding, the Corporation shall not:

                 (i) effect any amendment to, or modification of, the Corporation's Certificate of Incorporation (including Certificates of Designation thereunder) or Bylaws, which amendment or modification adversely affects the rights and preferences of the Series H Preferred Stock;

                 (ii) authorize, issue or sell, or obligate itself to authorize, issue or sell, (a) any additional shares of Series H Preferred Stock (other than pursuant to Section 2A), or (b) any equity securities that are senior to or pari passu with the Series H Preferred Stock with respect to dividends, liquidation preferences or redemption rights;

                 (iii) issue or sell, or authorize itself to issue or sell any Common Stock or options to acquire Common Stock (other than the Additional Warrants contemplated by Section 8.1 of the Securities Purchase Agreement) if there is insufficient authorized Common Stock to permit the exercise or conversion (as applicable) of all Additional Warrants issued or issuable pursuant to Section 8.1 of the Securities Purchase Agreement.

                 (iv) reclassify any shares of Series H Preferred Stock or any Junior Securities;

                 (v) declare or pay any dividends, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, other than (a) with respect to the Series H Preferred Stock as provided herein, and (b) with respect to the $6.00 Convertible Preferred Stock, Series C ("Series C Preferred Stock") as provided in Section 6B(vi);

                 (vi) redeem or repurchase or otherwise acquire for value any shares of its capital stock (or rights, options or warrants to purchase such shares) or other equity interests, except for (a) the redemption by the Corporation of the Series H Preferred Stock pursuant to Section 5 hereof, (b) the redemption of the Series C Preferred Stock of the Corporation as provided in Section 3.3 of the Securities Purchase Agreement, and (c) as permitted under the Corporation's existing stock option plans.

                 (vii) effect, or obligate itself to effect, (a) any merger or consolidation with or into any other Person (as defined below) or (b) the sale, assignment, lease or other disposition of, whether in one transaction or a series of transactions, all or substantially all of its assets or (c) the liquidation, dissolution or winding up of the Corporation;

                 (viii) permit any Subsidiary to merge or consolidate with or into any other Person (other than (a) the Corporation or (b) a Wholly-Owned Subsidiary (as defined below)) or sell, assign, lease or otherwise dispose of, or voluntarily part with the control of, whether in one transaction or a series of transactions (other than to the Corporation or a Wholly-Owned Subsidiary), all or substantially all of its assets;

                 (ix) permit any Subsidiary to redeem or repurchase or otherwise acquire for value any shares of the Corporation's capital stock (or rights, options or warrants to purchase such shares) or other equity interests;

                 (x) sell or otherwise dispose of any shares of capital stock or other equity interests of any Subsidiary, except to a Wholly-Owned Subsidiary (other than specific transactions approved by the Corporation's Board of Directors as of the date hereof);

                 (xi) permit any Subsidiary to sell or otherwise dispose of any shares of capital stock or other equity interests of the Corporation or any other Subsidiary, except to the Corporation or a Wholly-Owned Subsidiary;

                 (xii) principally participate in any businesses other than the businesses in which the Company is principally engaged on the date hereof;

                 (xiii) permit any Subsidiary to principally participate in any businesses other than the businesses in which such Subsidiary is principally engaged on the date hereof;

                 (xiv) make any acquisition with a purchase price of more than $200,000 of any assets or securities or other equity interests of any other Person;

                 (xv) permit any Subsidiary to make any acquisition with a purchase price of more than $200,000 of any assets or securities or other equity interests of any other Person;

                 (xvi)    create any Subsidiary other than a Wholly-Owned
Subsidiary;

                 (xvii) incur, directly or indirectly through any of its Subsidiaries, any additional indebtedness (including, without limitation, guarantees of indebtedness and pledges of assets in support of indebtedness) in excess of the threshold specified in Section 7.2.2(i) of the Credit Agreement, other than accounts payable to suppliers incurred in the ordinary course of business and borrowings under the revolving credit facility of the Credit Agreement.

         Section 7.    Events of Noncompliance.

         7A.     Definition.  An Event of Noncompliance shall have occurred if:

                 (i) the Corporation fails to pay a dividend when required to do so hereunder;

                 (ii) the Corporation fails to make any redemption payment with respect to the Series H Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

                 (iii) the Corporation breaches or otherwise fails to perform or observe any other material covenant, term, or agreement set forth herein or in the Securities Purchase Agreement (including without limitation
Section 8.1 thereof);

                 (iv) any representation or warranty contained in the Securities Purchase Agreement or any information contained in writing required to be furnished by the Corporation or any Subsidiary to any holder of Series H Preferred Stock, is false or misleading in any material respect on the date made or furnished;

                 (v) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is field, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;

                 (vi) a judgment in excess of $500,000 is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

                 (vii) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $500,000 to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $500,000 to become due prior to its stated maturity.

         7B.     Consequences of Events of Noncompliance.

                 (i) If an Event of Noncompliance has occurred and is continuing, the dividend rate on the Series H Preferred Stock shall increase immediately by an increment of 10 percentage point(s). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

                 (ii) If an Event of Noncompliance, other than an Event of Noncompliance of the type described in subparagraph 7A(v), has occurred and is continuing, the holder or holders of a majority of the Series H Preferred Stock then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series H Preferred Stock owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall give prompt written notice of such election to the other holders of Series H Preferred Stock (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder's Series H Preferred Stock by giving written notice thereof to the Corporation within seven days after receipt of the Corporation's notice. Subject to the Credit Agreement, the Corporation shall redeem all Series H Preferred Stock as to which rights under this paragraph have been exercised within 15 days after receipt of the initial demand for redemption.

                 (iii) If an Event of Noncompliance of the type described in subparagraph 7A(v) has occurred, all of the Series H Preferred Stock then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holder of the Series H Preferred Stock) at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall immediately redeem all Series H Preferred Stock upon the occurrence of such Event of Noncompliance.

                 (iv) If any Event of Noncompliance has occurred and is continuing, the number of directors constituting the Corporation's Board of Directors shall, at the request of the holder of a majority of the Series H Preferred stock then outstanding, be increased by one member, and the holders of Series H Preferred Stock shall have the special right, voting separately as a single class (with each Share being entitled to one vote) and to the exclusion of all other classes of the

Corporation's stock, to elect an individual to fill such newly created directorship, to fill any vacancy of such directorship and to remove any individual elected to such directorship. The newly created directorship shall constitute a separate class of directors, and the director elected by the holders of the Series H Preferred Stock shall be entitled to cast a number of votes on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum) equal to the sum of the number of votes entitled to be cast by all of the other directors plus one.
The special right of the holder of Series H Preferred Stock to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this subparagraph (iv), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

         At any times when such special right has vested in the holders of Series H Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holder of at least a majority of the Series H Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Series H Preferred Stock for the purpose of electing a director pursuant to this subparagraph. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least a majority of the Series H Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Corporation within 24 hours after personal service of such written request upon the secretary of the Corporation or within 48 hours after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least a majority of the Series H Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the holders of at least a majority of the Series H Preferred Stock then outstanding. Any holder of Series H Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this subparagraph.

         At any meeting or at any adjournment thereof at which the holders of Series H Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Series H Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Series H Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

         Any director so elected by the holders of Series H Preferred Stock shall continue to serve as a director until the expiration of the lesser of (a) a period of six months following the date on which there is no longer any Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such six-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation shall decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

                 (v) If any Event of Noncompliance exists, each holder of Series H Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

         7C.     Registration of Transfer.

         The Corporation shall keep at its principal office a register for the registration of Series H Preferred Stock. Upon the surrender of any certificate representing Series H Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificate in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series H Preferred Stock represented by such new certificate form the date to which dividends have been fully paid on such Series H Preferred Stock represented by the surrendered certificate.

         Section 8.    Replacement

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series H Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series H Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 9.    Definitions.

         "Change in Ownership" means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock as of the date of the Stockholders Agreement, owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance of series of sales, transfers and/or issuances.

         "Common Stock" means, collectively, the Corporation's common stock, par value $0.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

         "Credit Agreement" means the Amended and Restated Credit and Guaranty Agreement dated as of October 2, 1995 among E-Z Serve Convenience Stores, Inc., E-Z Serve Corporation, and Societe Generale, as Agent for certain lenders.

         "Fundamental Change" means either (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business), (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Series H Preferred Stock are not changed and the Series H Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors or (c) any repayment of all outstanding borrowings under the Credit Agreement.

         "Junior Securities" means any capital stock or other equity securities of the Corporation, except for the Series C Preferred Stock of the Corporation.

         "Liquidation Value" of any Share as of any particular date shall be equal to $100.

         "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Public Offering" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

         "Redemption Date" as to any Share means the date specified in the notice of any redemption at the Corporation's option or at the holder's option; provided that no such date shall be a Redemption Date unless the redemption price provided in Section 5A of such Share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

         "Securities Purchase Agreement" means the Securities Purchase Agreement dated January 24, 1997 between the Corporation and Phemus Corporation.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

         "Wholly-Owned Subsidiary" means any Subsidiary of which all of the outstanding capital stock (or other shares of beneficial interest) is owned by the Corporation, directly or indirectly through one or more Wholly-Owned Subsidiaries.

         Section 10.    Amendment and Waiver.

         No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the prior written consent of the holders of a majority of the Series H Preferred Stock outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Series H Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Series H Preferred Stock or the times at which redemption of Series H Preferred Stock is to occur or (b) the percentage required to approve any change described in clause (a) above, without the prior written consent of the holders of at least 80% of the Series H Preferred Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series H Preferred Stock then outstanding.

         Section 11.    Notices.

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepared, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         Section 12.    Adjustment.

         All numbers and amounts set forth herein which refer to share prices or amounts shall be appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and other recapitalizations affecting the Series H Preferred Stock.

         IN WITNESS WHEREOF, I have executed and subscribed the Certificate of Designation and do affirm the foregoing as true under the penalties of perjury this 23rd day of January 1997.
                                          /s/ Neil H. McLaurin
                                          -------------------------------------
                                          Neil H. McLaurin
                                          President and Chief Executive Officer